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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 15th day of April, 1997, by and among Vornado Realty Trust, a Maryland real estate investment trust (the "Company"), The Mendik Company, L.P., a Delaware limited partnership (which intends to change its name to Vornado Realty L.P.) (the "Operating Partnership"), and David R. Greenbaum (the "Executive").

         WHEREAS, the Company serves as general partner of the Operating Partnership and, through the Operating Partnership, is engaged in, among other things, the acquisition, ownership, management, leasing, renovation and redevelopment of commercial real estate in the United States;

         WHEREAS, the Company, within the Company and through the Operating Partnership, has formed the Mendik Division, which is engaged in the acquisition, ownership, management, leasing, renovation and redevelopment of the Company's office properties in Manhattan;

         WHEREAS, the Company believes that it would benefit from the application of Executive's particular and unique skill, experience, and background to the management and operation of the Company, and wishes to employ Executive as President of the Mendik Division of the Company and, as such, manage the Mendik Division of the Operating Partnership on behalf of the Company

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(collectively the "Mendik Division" unless otherwise specifically indicated);
and

         WHEREAS, the parties desire by this Agreement to set forth the terms and conditions of the employment relationship between the Company and Executive.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein set forth, and for other good and valuable consideration, the Company, the Operating Partnership and Executive agree as follows:

         1. Employment and Duties. The Company hereby hires Executive, and Executive hereby agrees to be employed, as President of the Mendik Division of the Company on the terms and conditions provided in this Agreement. If reasonably requested by the Board of Trustees of the Company (the "Board"), Executive shall also serve on the Board of Directors of subsidiaries of the Company which are treated as part of the Mendik Division or as a senior officer of such subsidiaries without additional compensation. Executive shall perform the duties and responsibilities and have the authority commensurate with the position of President in entities similar to the Mendik Division and shall perform such other duties and responsibilities and have such additional authority with regard to the Mendik Division, and incidental thereto with regard to the Company, as may be prescribed by the Chief Executive Officer of the Mendik Division, the Chief Executive Officer of the Company or the President of


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the Company, provided that such other duties and responsibilities, and such additional authority shall be consistent with his position as President of the Mendik Division and further provided that any additional duties, responsibilities and authority outside of the Mendik Division, or more than incidental thereto with regard to the Company, shall be mutually agreed upon. The duties and responsibilities of the Executive shall include, and Executive (together with, in coordination with and subject to, the Chief Executive Officer of the Mendik Division of the Company) shall have, full authority to conduct, operate, and manage the business of the Mendik Division in a manner promoting the best interests of the Company and its shareholders and the Mendik Division of the Operating Company on behalf of the Company as general partner, in accordance with the partnership agreement forming the Operating Partnership, including the authority to execute contracts, hire, determine the compensation of and discharge employees, and run all of the business affairs of the Mendik Division within the scope of the business plan approved by the Board and/or the Chief Executive Officer or President of the Company, but subject to the right of the Company to require the specific approval of the Board, the Chief Executive Officer of the Company or President of the Company with respect to entering into material financing or property transactions. Executive shall cause to be established reasonable operating procedures within the Mendik Division, reasonably acceptable to the President of the Company, that will result in the Executive being notified by the employees of the


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Mendik Division of potentially conflicting lease negotiations among buildings
(i.e., buildings owned by the entities listed in Exhibit A and office buildings in which the Company has an ownership or management interest, which may include buildings owned by the entities listed in Exhibit A). Executive shall notify the President of the Company of material potentially conflicting negotiations and the President shall have the right to assume responsibility (directly or through his designee) for negotiations of buildings owned by the Company in such situations. Executive shall report to the Board, the Chief Executive Officer of the Mendik Division and the Chief Executive Officer and President of the Company. Executive shall devote substantially all of his working time and attention during normal business hours (other than absence due to illness or vacation) to the performance of his duties for the Company, subject to the other provisions of this Section 1. Notwithstanding the foregoing, Executive shall be permitted, to the extent such activities do not substantially interfere with the performance by Executive of his duties and responsibilities hereunder or violate
Section 5 hereof, to (a) serve as an officer, employee, trustee, director and/or general partner of any entity (or any successor thereto) that currently owns, directly or indirectly, any property or entity listed in Exhibit A attached hereto, provided that, for each such entity, Executive's activities are primarily related to such properties, (b) conduct any activity permitted by
Section 5(a) hereof, (c) participate in any other business activities approved in advance by the Board, (d) engage in


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charitable, civic, fraternal, or trade group activities, or (e) otherwise manage his and his family's personal, financial or legal affairs, including but not limited to Building Maintenance Service LLC and interests of MIL Equities LLC and similar family interests. Executive's duties shall include the delivery of periodic certifications to the Company with respect to the effect of the Mendik Division's activities on the Company's status as a real estate investment trust for Federal income tax purposes. As a condition to Executive's entering into this Agreement, the Company, the Operating Company and Executive are entering into, or have previously entered into, an indemnification agreement hereof in the form attached hereto as Exhibit B (the "Indemnification Agreement").

         2. Compensation and Benefits. As compensation for performing the services required by this Agreement, Executive shall be entitled to receive the following compensation and benefits during the Employment Term:

                  2(a) Base Compensation. The Company shall pay to Executive an aggregate annual salary ("Base Compensation") at a rate of $300,000 per annum, payable in accordance with the Company's general policies and procedures for payment of salaries to their executive personnel, but in no event less frequently than monthly. Increases in Base Compensation, if any, shall be determined by the compensation committee of the Board based on periodic reviews of Executive's performance conducted no less frequently than annually. If Executive's Base Compensation is


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increased by the Company, such increased compensation shall then constitute the
Base Compensation for all purposes of this Agreement. Executive's Base Compensation shall not be reduced during the term of this Agreement.

                  2(b) Incentive Compensation. In addition to Base Compensation, Executive shall be entitled to participate, at a level commensurate with his position, in any equity and/or incentive compensation programs in effect with respect to senior executive officers of the Company (other than any plans or arrangements provided solely for the Chief Executive Officer of the Company, the President of the Company, any other officer of the Company on an individual basis because of special circumstances, any individual(s) who become employed by the Company pursuant to an acquisition (with regard to levels of programs or arrangements committed to at such time), or to any individual(s) pursuant to an agreement for a new hire (with regard to levels of programs or arrangements committed to at such time)). In determining whether the amount of any future share options or restricted share grants are in compliance with the prior sentence, any share option grant made by the Company to Executive prior to or on the date hereof, including those covered by the grants reflected in Exhibit C hereto shall not be considered. Exhibit C hereto contain the grants of stock options heretofore made to Executive.

                  2(c) Executive Benefits. During the term of this Agreement, Executive shall have the right to participate in any


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retirement, pension, insurance, health, or other benefit plan or program, fringe benefit or other perquisite that generally is provided by the Company for other senior executive officers of the Company (which shall not include plans, programs, benefits or perquisites provided specifically for the benefit of the Chief Executive Officer of the Company, the President of the Company, any other officer of the Company on an individual basis because of special circumstances, any individual(s) who become employed by the Company pursuant to an acquisition (with regard to levels of programs or arrangements committed to at such time), or to any individual(s) pursuant to an agreement for a new hire (with regard to levels of programs or arrangements committed to at such time)). Without limiting the foregoing, Executive shall be entitled to tax preparation and financial planning assistance up to a maximum of $15,000 per calendar year, upon approval by an insurance carrier, a $ 3 million five-year renewable term life insurance policy and a long-term disability insurance coverage with benefits at a rate of 60% of Base Salary through age 65 and a criteria of comparable position and no longer than a 180-day waiting period, which disability benefits would be inclusive of any disability benefits paid under any group long-term disability plan of the Company and noncontributory wrap-around medical and dental coverage substantially similar to that which he now has.

                  2(d) Vacation and Leaves of Absence. Executive shall be entitled to the normal and customary amount of paid vacation provided to the Company's senior executives, but in no


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event less than four (4) weeks annually, beginning on the date hereof. In addition, Executive shall be entitled to the same sick leave and holidays provided to other executive employees of the Company.

                  2(e) Expenses. Executive shall be entitled to receive reimbursement for all reasonable and necessary travel and other expenses incurred by him in connection with the performance of business-related duties for the Company, upon the presentation of reasonably itemized statements of such expenses in accordance with the Company's policies and procedures.

                  2(f) Services. The Company shall furnish Executive with office space, stenographic and secretarial assistance and such other facilities and services comparable to those which he now has. The Executive shall be initially located at his current offices, which shall be the corporate offices of the Mendik Division.

                  2(g) Company Loans. During the Employment Term, upon the written request of Executive, the Company shall disburse to Executive (i) at any time, one or more loans in an aggregate principal amount of up to $5,000,000,
(ii) following April 30, 1998, one or more loans in an aggregate principal amount of up to $2,500,000 and (iii) following April 30, 1999, one or more loans in an aggregate principal amount of up to $2,500,000, for a potential aggregate loan amount of up to $10,000,000, which at the time any loan is taken shall not individually, or in the


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aggregate with then outstanding loans, exceed one-third (1/3) of the value of the Units (based on the value of the Common Shares of the Company). Each of such loans shall be on a revolving principal basis subject to the following terms and conditions: (i) each loan must be in an amount of at least $500,000; (ii) each loan shall be fully recourse to Executive and shall be fully secured by a pledge of all or a portion of his units of partnership interest in the Operating Partnership ("Units"); (iii) each loan shall be subject to interest at the applicable Federal rate under Section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code"), on the date the loan is made; (iv) the interest on each loan shall be paid quarterly as set forth in the agreements evidencing such loans (the intent of which will be to approximate the timing of the quarterly distributions on the Units) and the quarterly distributions made pursuant to the Units shall be applied by the Company to the extent necessary to satisfy the next following quarterly interest payment as of the date of such quarterly distribution, and Executive shall pay any remaining interest owed on the loan, if any, after such application of the distributions; and (v) the principal amount of each loan will be due and payable upon the first to occur of
(A) thirty (30) days after a termination of employment by the Company or by the Executive for any reason (other than for Cause), (B) a termination of employment for Cause, (C) the end of the Employment Term upon a failure to extend the Employment Term, or (D) the fifth anniversary of the date the loan is made; provided, that if the aggregate principal


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amount of outstanding loans ever exceeds fifty percent (50%) of the value of the
Units (based on the value of Common Shares of the Company), such excess shall be due and payable within sixty (60) days thereafter. Executive shall not be required to pledge or otherwise hypothecate or encumber any of Executive's personal assets in connection with any loan other than the Units as described above. The payment of the value of the Units upon redemption shall be offset by any due and payable loan amounts under this Section 2(g), and the Company may require in the loan documents that, if a loan becomes due and payable (other than as a result of exceeding the fifty percent (50%) limit) and is not paid within ninety (90) days of such due date, Executive agrees, if requested by the Company, to promptly redeem adequate Units to repay such loan and to promptly provide proceeds of such redemption to the Company in repayment of such loan.
The agreements evidencing each loan shall contain such additional terms and conditions as are reasonably acceptable to the Executive in good faith.

         3. Term. The term of employment under this Agreement (the "Employment Term") shall commence on the date hereof (the "Commencement Date") and shall continue through April 30, 2000; provided, that, the Employment Term shall automatically be extended commencing on April 30, 2000 for successive additional one (1) year periods unless either party gives written notice not to extend the Employment Term not less than ninety (90) days prior to the then next upcoming expiration date. The Employment


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Term may be sooner terminated by either party in accordance with Section 4 of this Agreement.

         4. Termination and Termination Benefits. The termination of Executive's employment during the Employment Term by Executive or the Company shall not be treated as a breach of this Agreement.

                  4(a) Termination by the Company Without Cause. The Company may terminate the Employment Term and Executive's employment hereunder without "Cause" upon written notice to Executive. For purposes of this Section 4(a), a termination of the Employment Term by the Company without Cause shall include any termination or nonextension by the Company pursuant to a written notice under Section 3 above (other than a termination for Cause as defined in Section 4(b) below).

                  4(b) Termination by the Company for Cause. Subject to the following paragraph, the Company may terminate the Employment Term and Executive's employment hereunder for "Cause" upon written notice to Executive. For purposes of this Section 4(b), a termination for Cause shall only mean a termination as a result of (i) Executive's willful misconduct with regard to the Company or its subsidiaries (within the meaning of Section 424(f) of the Code (a "Subsidiary") that is materially economically injurious to the Company or to the Mendik Division, provided that in no event will willful misconduct include the exceptions to noncompetition set forth in Section 5(a) hereof (but, the


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foregoing proviso does not permit Executive's willful misconduct that is beyond the scope of what is reasonably necessary to satisfy or perform the Section 5(a) exceptions), (ii) Executive's conviction of, or plea of guilty or nolo contendere to, a felony (other than a traffic violation), (iii) Executive's willful and continued failure to use reasonable business efforts to attempt to substantially perform his duties hereunder (other than such failure resulting from Executive's incapacity due to a physical or mental illness or subsequent to the issuance of a notice of termination by Executive for Good Reason) after demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes Executive has not used reasonable business efforts to attempt to substantially perform his duties or (iv) Executive's willful breach of Section 5 hereof that is materially economically injurious either to the Company or the Mendik Division.

         For purposes of this Section 4(b), in addition to the other legal requirements to be "willful," no act, or failure to act, by Executive shall be considered "willful" unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company. In addition, no action or inaction shall give rise to a right of the Company to terminate this Agreement and Executive's employment hereunder for Cause pursuant to the preceding paragraph unless and until the Company has delivered to Executive a copy of a


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resolution duly adopted by a majority of the Board (excluding Executive, if he is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable (but in no event less than thirty (30) days) notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of any conduct set forth in the preceding paragraph and specifying the particulars thereof in detail. This Section 4(b) shall not prevent Executive from challenging in any court of competent jurisdiction the Board's determination that Cause exists or that Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board's determination.

                  4(c) Termination by the Company Due to Disability. If, due to illness, physical or mental disability, or other incapacity, Executive is substantially unable, for one hundred and eighty (180) consecutive days, to perform his duties hereunder, the Company may terminate the Employment Term and his Employment hereunder upon at least thirty (30) days' prior written notice to Executive given after the one hundred eighty (180) days, and provided the Executive does not return to the substantial performance of his duties on a full-time basis within such thirty (30) day period.

                  4(d) Termination by Executive With Good Reason. Subject to the following paragraph, Executive may terminate the Employment Term and his employment hereunder for "Good Reason"


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upon written notice to the Company. For purposes of this Section 4(d), a termination for Good Reason shall mean a termination as a result of (unless otherwise consented to in writing by Executive) (i) the failure to appoint Executive to the positions set forth in Section 1, the assignment to Executive, without his consent, of more than incidental duties outside of the Mendik Division, the alteration of the duties, responsibilities and authority of Executive as set forth in Section 1 in a manner that is materially and adversely inconsistent with such duties, responsibilities or authority or a change to Executive's position or title; (ii) a failure by the Company to pay when due any amounts due under Section 2 hereof or any other earned and due compensation to Executive or to substantially provide any benefit set forth in Section 2; (iii) the relocation of the Mendik Division's principal executive offices to a location other than Manhattan, New York City or relocation of Executive's own office location from that of the principal offices; (iv) any purported termination of Executive's employment for Cause which is not effected pursuant to the procedures of Section 4(b) (and for purposes of this Agreement, no such purported termination shall be effective); (v) the Company's material breach of any material term contained in this Agreement or the grant set forth in Exhibit C or to provide, in all material respects, the indemnification set forth in the Indemnification Agreement; (vi) the performance, directly or indirectly, of management, leasing, redevelopment or similar services with respect to any commercial office property in Manhattan in which the Company has a direct or


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indirect interest, other than through the Mendik Division (except that the foregoing shall not apply to properties currently owned or hereafter acquired by the Company where there is a preexisting management or leasing agreement in place, provided that the Mendik Division shall have general oversight over such management or leasing operations on behalf of the Operating Partnership); (vii) a Change in Control (as defined below); (viii) a material breach by the Company or its Subsidiaries of the Master Property Services Agreement (wholly owned properties) dated as of the same date hereof or the Master Property Services Agreement (partially owned properties) dated as of the same date hereof or any of the service agreements contemplated by either such agreement (the "Cleaning Agreements"); (ix) if Bernard H. Mendik ("Mr. Mendik") is not the Chief Executive Officer or Chairman of the Mendik Division of the Company, the appointment of an individual other than Executive as either Chief Executive Officer or Chairman of the Mendik Division of the Company, as the case may be, other than an appointment for the period which Executive is unable to perform due to physical or mental illness or Executive's termination for Cause; (x) any requirement that Executive report to anyone other than the Board, the President of the Company, the Chief Executive Officer of the Company or the Chief Executive Officer of the Mendik Division; or (xi) the removal or failure to elect Mr. Mendik as a director of the Company at any time prior to April 30, 2003, other than as a result of Mr. Mendik's (A) consent to such action, (B) termination that would be a termination for Disability or for Cause within the meaning of Mr.


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Mendik's Noncompetition Agreement with the Company, (C) total and permanent disability in a manner that would prevent him from functioning as a director,
(D) death or (E) voluntary retirement; provided that if simultaneously with such removal, Executive is elected to the Board, a Good Reason event shall not be deemed to have occurred unless Executive is subsequently removed as a director of the Company at any time prior to April 30, 2003, other than as a result of Executive's (A) consent to such action, (B) physical or mental illness, (C) action or inaction which would constitute Cause within the meaning of Section 4(b) hereof, (D) death or (E) voluntary retirement. Executive's right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness.

         For purposes of this Section 4(d), no action or inaction shall give rise to the right of Executive to terminate the Employment Term and Executive's employment hereunder for Good Reason unless a written notice is given by Executive to the Company within one hundred twenty (120) days after Executive has actual knowledge of the occurrence of the event giving rise to Executive's right to terminate pursuant to this Section 4(d), and such event has not been cured within thirty (30) days after such notice. Executive's continued employment during the one hundred and twenty (120) day period referred to above in this Section 4(d) shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.


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         For purposes of this Section 4(d), "Change in Control" shall mean the occurrence of any one of the following:

         (i) individuals who, on the Commencement Date, constitute the Board (the "Incumbent Trustees") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a trustee subsequent to the Commencement Date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Trustees then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for trustee, without objection to such nomination) shall be an Incumbent Trustee, provided, however, that no individual initially elected or nominated as a trustee of the Company as a result of an actual or threatened election contest with respect to trustees or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Trustee.

         (ii) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Commencement Date, a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"),


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provided, however, that an event described in this paragraph (ii) shall not be deemed to be a Change in Control if any of the following becomes such a beneficial owner: (A) the Company or any majority-owned subsidiary (provided, that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned subsidiary,
(C) any underwriter temporarily holding securities pursuant to an offering of such securities, (D) any person pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)), (E) Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive) or (F)(i) any of the partners (as of the Commencement Date) in Interstate Properties ("Interstate") including immediate family members and family trusts or family-only partnerships and any charitable foundations of such partners (the "Interstate Partners"), (ii) any entities the majority of the voting interests of which are beneficially owned by the Interstate Partners, or
(iii) any "group" (as described in Rule 13d-5(b)(i) under the Exchange Act) including the Interstate Partners, provided, that the Interstate Partners beneficially owns a majority of the Company Voting Securities beneficially owned by such group (the persons in (i), (ii) and (iii) shall be individually and collectively referred to herein as, "Interstate Holders");


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                  (iii) the consummation of a merger, consolidation, share
exchange or similar form of transaction involving the Company or any of its Subsidiaries, or the sale or other disposition of all or substantially all of the Company's assets or the assets of the Mendik Division of the Operating Partnership (a "Business Transaction"), unless immediately following such Business Transaction (y) more than fifty percent (50%) of the total voting power of the entity resulting from such Business Transaction or the entity acquiring the Company's assets or the assets of the Mendik Division of the Operating Partnership in such Business Transaction (the "Surviving Corporation") is beneficially owned, directly or indirectly, by the Interstate Holders or the Company's shareholders immediately prior to any such Business Transaction, and
(z) no person (other than the persons set forth in clauses (A), (B), (C), or (F) of paragraph (ii) above or any tax-qualified, broad-based employee benefit plan of the Surviving Corporation or its Affiliates) beneficially owns, directly or indirectly, 30% or more of the total voting power of the Surviving Corporation (a "Non-Qualifying Transaction"); or

                  (iv) Board approval of a liquidation or dissolution of the Company, unless the voting common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by the Company's shareholders in substantially the same proportions as such shareholders owned the Company's outstanding voting common equity


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interests immediately prior to such liquidation and such ongoing entity assumes all existing obligations of the Company under this Agreement, any Cleaning Agreement, the Indemnification Agreement and any equity grant.

                  4(e) Termination by Executive Other Than Pursuant to Section 4(d). Executive may terminate this Agreement and Executive's employment hereunder at any time for any reason upon ninety (90) days' prior written notice to the Company.

                  4(f) Death Benefit. Notwithstanding any other provision of this Agreement, the Employment Term shall terminate on the date of Executive's death. In such event, (i) Executive's estate shall be paid the amount specified in Section 4(g)(i) below and one (1) times Executive's annual rate of Base Salary and (ii) the Company shall provide Executive's spouse and dependents with welfare benefits as provided in Section 4(g)(ii) for one (1) year from the date of death.

                  4(g) Termination Compensation. Upon the termination of the Employment Term and Executive's employment hereunder (including any nonextension of the Employment Term), the Company shall provide Executive with the payments and benefits set forth below. Executive acknowledges and agrees that the payments and benefits set forth in this Section and elsewhere herein and in other written grants and agreements constitute liquidated damages for termination of his employment hereunder (including any nonextension of the Employment Term).


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                  (i) Upon a termination of the Employment Term and Executive's employment hereunder, Executive shall be entitled to promptly receive (A) his Base Compensation through the effective date of termination, (B) if such termination is other than pursuant to Section 4(b) hereof, any annual earned bonus for any completed fiscal year, (C) if such termination is pursuant to Sections 4(a), 4(c) or 4(d) hereof, a pro rata share of Executive's annual target bonus for the fiscal year of termination, (D) the benefits, fringes and perquisites, including without limitation accrued vacation (provided that if the termination is pursuant to Section 4(b) or 4(e) hereof, only such payment of accrued vacation as is required by law or the Company's vacation policy), provided pursuant to Section 2 hereof up to the effective date of such termination and (E) any other amount due to Executive under any other program or plan of the Company.

                  (ii) In the event of a termination of the Employment Term and Executive's employment pursuant to Section 4(a) (such reference shall include, without limitation, a nonextension by the Company pursuant to the terms of
Section 3 hereof) or 4(d) hereof, Executive shall also be entitled to receive an amount (the "Severance Amount") equal to the sum of (x) three times Executive's annualized Base Compensation (as in effect on the date of such termination or, if greater, immediately prior to the Good Reason event, if any, based on which the termination of employment occurs) and (y) three times


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Executive's Bonus Severance Amount (as defined herein). The "Bonus Severance
Amount" shall mean an amount equal to the average of all annual bonuses earned by the Executive from the Company in the two (2) fiscal years ending immediately prior to Executive's termination; provided, however, that if Executive's termination occurs prior to the end of fiscal 1997, the "Bonus Severance Amount" shall mean an amount equal to Executive's annual target bonus for 1997 and if it occurs during fiscal 1998, the "Bonus Severance Amount" shall be the higher of Executive's annual bonus amount for the 1997 fiscal year or Executive's annual target bonus for 1998. The Severance Amount shall be payable in a lump sum within thirty (30) days of such termination. In the event of a termination pursuant to Section 4(a), 4(c) or 4(d) hereof, Executive (his spouse and his dependents, if applicable) shall also be entitled to continue to participate in the medical, dental, hospitalization and life insurance programs existing on the date of termination (or any replacement plans for any such plans) with regard to senior executive officers of a similar level and in the noncontributory wrap-around medical and dental plan referred to in Section 2(c) (or their cash equivalents, and, if the Company provides a cash payment in lieu of such benefits, it shall be calculated on a grossed-up tax basis as if Executive had remained an employee) for three (3) years from the date of termination; provided, that Executive shall be obligated to make all employee contributions required to receive such benefits under the Company's programs (other than the noncontributory wrap-around medical and dental arrangements) and that such continued benefits shall terminate on the date or dates Executive receives equivalent coverage and benefits, without waiting period or pre-existing conditions limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit, basis). Executive shall not be entitled to any compensation or benefits pursuant to this Section 4(g)(ii) if his employment hereunder is terminated pursuant to Section 4(b) or as a result of Executive's voluntary termination pursuant to Section 4(e).

                  (iii) Executive shall have such rights under the Company's Omnibus Share Plan or any other benefit plan, and any agreements entered into in connection therewith, in accordance with the terms of such plans, grants thereunder and agreements.

                  4(h) No Mitigation. All amounts due hereunder shall be paid without any obligation to mitigate and such amounts shall not be reduced by or offset by any other amounts earned by Executive or any claims of the Company other than that the Company may set off any principal and interest then due and payable with regard to the loan grants pursuant to Section 2(g).

         5. Noncompetition.

                  5(a) Noncompetition. During the Employment Term and for a period of one (1) year thereafter (other than if the Employment Term ends as a result of a termination pursuant to

Section 4(a), 4(c), or 4(d) hereof), Executive shall not engage in any way, directly or indirectly, in the acquisition, operation, development, management, leasing or disposition of any primarily commercial office real estate property (mixed properties being determined primarily commercial office real estate property or other by the relative square footage of each) or any improvements thereof located in the Restricted Area (as defined below), other than in his capacity as an employee, director, trustee, officer or equity owner of the Company; provided, however, that this Section 5(a) shall not apply to (i) Executive's activities with respect to any property listed in Exhibit A attached hereto, provided that such activities are reasonably necessary to avoid a breach of Executive's or the general partner's fiduciary or other duty to the owner or other owners of such property (Executive agrees that the activities prohibited by Section 5(c) are not reasonably necessary to avoid a breach of such duties),
(ii) the acquisition, operation, development, management, leasing or disposition of any property by any entity in which Executive owns or acquires an equity interest as a minority passive investor (including, but not limited to as a limited partner or a non-operating member of a limited liability company, but not including as a general partner) having no managerial or similar role with respect to such property, (iii) Executive's or his spouse's or issue's acquisition of any property or any interest in any property by inheritance, (iv) advice and other limited assistance with regard to his spouse's and her family's effectively passive interests in real estate investments (including but not limited to MIL Equities) or his spouse's effectively passive interests in real estate investments managed, directly or indirectly, by her brother-in-law and his partners or (v) Executive's performance of management company services for other entities while employed by the Company which performance by Executive is authorized by an agreement between the Company and such other entity or between the Company and Executive. For purposes of this Agreement, the "Restricted Area" is any location within fifty (50) miles of any commercial office building managed by the Mendik Management Company, Inc. at the time of any action by Executive during the Employment Term or at the date of Executive's termination of employment in the event of any action by Executive following his termination of employment.

                  5(b) Reasonable and Necessary Restrictions. Executive acknowledges that the restrictions, prohibitions and other provisions of this
Section 5 are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of the Company, and are a material inducement to the Company to enter into this Agreement.

                  5(c) Non-Solicitation. Executive agrees that during the Employment Term (i) and for a period of two (2) years following the date of termination of Executive's employment hereunder, Executive will not solicit any of the Company's or its affiliate's (within the meaning of Rule 12(b)-2 of the Securities Exchange Act of 1934, but only if in addition such entity would be classified as a parent or subsidiary of the Company or of a parent, all within the meaning of Section 424(e) or Section 424(f) of the Code, if twenty five percent (25%) were substituted for fifty percent (50%) therein) (an "Affiliate") non-clerical employees, agents or independent contractors to end their relationship with the Company or its Affiliates, provided that the provision of this Section 5(c) shall not apply to the giving of references (ii) and for a period of one (1) year following the termination of Executive's employment hereunder, Executive will not pursue or attempt to develop or to direct to any other entity any project known to Executive which the Company is or was pursuing, developing or attempting to develop during the Employment Term or interfere or otherwise compete (other than in connection with performing services for the Company or its Subsidiaries with regard to other properties managed by the Company or its Subsidiaries or for other management companies where Executive is performing services with the consent of the Company) with active lease negotiations of the Mendik Division which the Executive is or was actively involved in conducting or strategizing on behalf of the Company or its Subsidiaries (in each case, a "Project"), unless such Project has been inactive for over nine (9) months. Notwithstanding the foregoing, in the event of a Change in Control and the Executive's employment terminating within one hundred twenty (120) days thereafter, the determination of projects being "pursued, developed or attempted to be developed" shall be limited to projects the Company was pursuing, developing or attempting to develop prior to the Change in Control plus any project that Executive becomes materially involved in on behalf of the Company after the Change in Control.

                  5(d) Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its business and investments, which shall have been obtained by Executive during Executive's employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement). Except as the Executive in good faith believes may be required, appropriate or desirable in connection with his carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall cooperate with the Company, at the Company's expense, in the Company seeking to obtain a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in furtherance of its business or to perform duties hereunder.

                  5(e) Removal of Documents. All records, files, drawings, documents, models, equipment, and the like relating to the Company's business, which Executive has control over shall not be removed from the Company's premises without its written consent, unless such removal is in the furtherance of the Company's business or is in connection with Executive's carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Executive's employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. Executive's rolodex, telephone directory and similar type items, and furniture, art work and property owned by Executive or otherwise not owned by the Company shall not be deemed Company property and shall not be covered by this Section 5(e). The Company shall be the owner of all trade secrets and other products relating to the Company's business developed by Executive alone or in conjunction with others as part of his employment with the Company.

                  5(f) Specific Performance. Executive acknowledges that the Company likely will have no adequate remedy at law if Executive shall fail to perform any of his obligations hereunder, and the Executive therefore confirms that the right of the Company to specific performance of the terms of this
Section 5 is essential to protect the rights and interests of the Company. Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to have all obligations, agreements and other provisions of this Section 5 specifically performed by Executive, and the Company shall have the right to obtain preliminary injunctive relief to secure specific performance and to prevent a breach of this Section 5 by Executive.

         6. Miscellaneous.

                  6(a) Integration; Amendment. This Agreement supersedes and renders of no force and effect all prior understandings and agreements with respect to the matters set forth herein. No amendments or additions to this Agreement shall be binding unless in writing and signed by all of the parties.

                  6(b) Assignment. No rights or obligations of the Company under this Agreement may be assigned or transferred, except in connection with a merger, consolidation or sale of all or substantially all of the assets of the Company or the Mendik Division, where the Company's successor expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, provided that the foregoing assignment shall not serve as a release of the Company. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets or the Mendik Division's business and/or assets, as the case may be, which executes and delivers the agreement provided for in this Section 6(b) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and any assignment in accordance with the first sentence of this Section 6(b) shall not be deemed a termination without Cause by the

Company. Executive may not assign this Agreement or any right or interest therein, whether by operation of law or otherwise, without the prior written consent of the Company, provided that Executive may name a beneficiary in the event of his death of any amounts due to him hereunder.

                  6(c) Severability. If any provision of this Agreement shall be deemed invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed and enforced as if it had never contained such invalid or unenforceable provision. In addition, in place of such invalid or unenforceable provision, there shall automatically be added hereto a provision as similar to such invalid or unenforceable provision as may be possible and still be valid and enforceable.

                  6(d) Waivers. The failure or delay of any party at any time to require performance by any other party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power, or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power, or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to other or further notice or demand in similar or other circumstances.

                  6(e) Power and Authority. The Company represents and warrants to Executive that it has the requisite corporate power to enter into this Agreement and its obligations hereunder; that the execution, delivery and performance of this Agreement by it has been duly authorized by all appropriate partnership or corporate action, as applicable; and that this Agreement represents a valid and legally binding obligation with respect to it and its enforceable against it in accordance with its terms.

                  6(f) Burden and Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal and legal representatives, successors and, subject to
Section 6(b) above, assigns. In the event of the death of Executive at or after his termination, any amounts due hereunder shall be paid to his Estate unless he has designated a beneficiary.

                  6(g) Legal Fees and Expenses. If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, the Indemnification Agreement or any equity grant or other agreement or compensation arrangement specifically set forth or provided for herein, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of substantially all of Executive's claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives reasonable written evidence of such fees and expenses.

                  6(h) Governing Law; Headings. This Agreement and its construction, performance, and enforceability shall be governed by, and construed in accordance with, the laws of the State of New York without regard to provisions of conflict of laws. Headings and titles herein are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

                  6(i) Notices. All notices called for under this Agreement shall be in writing and shall be deemed to be sufficient if contained in a written instrument delivered (i) in person, (ii) by first class registered or certified mail, postage prepaid and return receipt requested, (iii) by overnight delivery by a recognized courier service providing a receipt, or (iv) by facsimile transmission confirmed by transmission report, addressed to the intended recipient at the address set forth on the signature page hereof (or at such other address for a party as shall be specified by like notice). Any notice delivered to the party hereto to whom it is addressed shall be deemed to have been given on the day it was received; provided, however, that if such day is not a business day, then the notice shall be deemed to have been given and received on the business day next following such day. If the other party is aware that the intended recipient is not at the notice location, either permanently or temporarily, notice also shall be sent to such location as the notifying party becomes aware (after reasonable inquiry) that the intended recipient is then located.

                  6(j) Counterparts. This Agreement may be executed in one or more counterparts, each of which counterparts shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

                  6(k) Joint and Several. The Company and the Operating Partnership shall be jointly and severally liable for all liabilities and obligations of each other hereunder or in connection herewith.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement, or caused this Agreement to be duly executed on their behalf, as of the date first above written.

                                   VORNADO REALTY TRUST

                                   By:  /s/ Joseph Macnow
                                        -----------------------------------
                                        Name: Joseph Macnow
                                        Title: Vice President
                                        Vornado Realty Trust
                                        Park 80 West, Plaza II
                                        Saddle Brook, New Jersey 07663

                                   THE MENDIK COMPANY, L.P.

                                   By:  Vornado Realty Trust,
                                        a general partner

                                        By:  /s/ Joseph Macnow
                                             ------------------------------
                                             Name: Joseph Macnow
                                             Title: Vice President
                                             Vornado Realty Trust
                                             Park 80 West, Plaza II
                                             Saddle Brook, New Jersey 07663

                                   EXECUTIVE:

                                   /s/ David R. Greenbaum
                                   ----------------------------------------
                                   David R. Greenbaum
                                   330 Madison Avenue
                                   New York, New York 10017

                                    EXHIBIT A

Arden-Esquire Realty Company
     (689 Fifth Avenue and 1320-20 Merrick Blvd, Springfield
          Gardens, Queens)
Eleven Penn Plaza Company
E-M New York Properties L.P.
          (100 Church Street)
Mendik Real Estate Limited Partnership
Mendik RELP Corp.
Two Park Company
909 Third Company
330 Madison Company
20 Broad Street Company
Broad 20 L.P.
Westport Office Company (55 Greens Farms Road,Westport, CT)
BMS Vail Limited Partnerships I and II
Silver Towers Associates
Great Neck Terrace Associates
M Newtown Associates
Mendik Realty Company, Inc.
Building Maintenance Service LLC
BMDG, Inc.
The Mendik Partnership, L.P.
Mendik Facilities Group, LLP
Guard Management Services Corp.
Building Maintenance Service Corp.
Chatby Associates
Jayby Associates
Melby Associates
Sonby Associates
11 West 42nd Street Associates
Wyby Associates
Stamford Ridgeway Associates
570 Seventh Avenue
521 Fifth Avenue

References to partnerships and other entities are also deemed to include constituent partners or entities.

                                    EXHIBIT B

                            INDEMNIFICATION AGREEMENT

         THIS INDEMNIFICATION AGREEMENT (this "Agreement") is made and entered into as of the day of 1997, by and between Vornado Realty Trust, a Maryland real estate investment trust (the "Company") and David R. Greenbaum (the "Executive").

         WHEREAS, Executive has agreed to serve, at the request of the Company as an executive and officer of the Company and, if elected, a director of the Company; and

         WHEREAS, Executive is willing to serve on behalf of the Company on the condition that he be indemnified as set forth herein.

         NOW, THEREFORE, in consideration of Executive's agreement to serve the Company as set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

         1. General. The Company agrees that if Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that Executive is or was a trustee, director, officer or employee of the Company or any subsidiary or division of the Company or is or was serving at the request of the Company or any subsidiary or division of the Company as a trustee, fiduciary, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, fiduciary, director, officer, member, employee or agent while serving as a trustee, fiduciary, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by the law of the State of Maryland, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee, fiduciary or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators. The indemnification hereunder shall not extend to cover any Expenses arising out of (i) Executive's activities prior to the date hereof or
(ii) Executive's actions after the date hereof to the extent such actions are with respect to matters that are covered by the indemnification obligations of FW/Mendik REIT, L.L.C. and certain of its affiliates under the indemnification agreement attached to the Merger Agreement as Exhibit R.

         2. Expenses. As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations and any expenses of establishing a right to indemnification under this Agreement.

         3. Enforcement. If a claim or request under this Agreement is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, the laws of the State of Maryland.

         4. Partial Indemnification. If Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not however, for the total amount thereof, the Company shall nevertheless indemnify Executive for the portion of such Expenses to which Executive is entitled.

         5. Advances of Expenses. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such Expenses; but, only in the event that Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Executive is not entitled to indemnification and (ii) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

         6. Notice of Claim. Executive shall give to the Company notice of any claim against him for which indemnification will or could be sought under this Agreement at the address set forth on the signature page of this Agreement (or such other address as provided by notice given as aforesaid). In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive's power and at such times and places as are convenient for Executive.

         7. Defense of Claim. With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

                  (a) The Company will be entitled to participate at its own expense; and

                  (b) Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, which the Company's sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. Executive also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.

                  (c) The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive without Executive's written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

             8. Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Agreement shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the declaration of trust or certificate of incorporation or by-laws of the Company or any subsidiary or any agreement, vote of shareholder or disinterested directors or trustees or otherwise. In particular, Executive shall be a third party beneficiary of the indemnity provided in Section 7.7 of the Partnership Agreement creating The Mendik Company, L.P., a Delaware limited partnership (the "Mendik Company").

         9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns (including any direct or indirect successor by merger or consolidation), heirs, executors and administrators.

         10. Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Maryland, except for the last sentence of Section 8 which shall be construed under the law that applies to the Partnership Agreement forming The Mendik Company.

         11. Amendment. No Amendments or additions to that Agreement shall be binding unless in writing and signed by all of the parties.

         12. Waiver of Breach. The failure or delay of either party at any time to require performance by the other party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power, or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power, or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to other or further notice or demand in similar or other circumstances.

         13. Severability. The Company and Executive agree that the agreements and provisions contained in this Agreement are severable and divisible, that each such agreement and provision does not depend upon any other provision or agreement for its enforceability, and that each such agreement and provision set forth herein constitutes an enforceable obligation between the Company and Executive. Consequently, the parties hereto agree that neither the invalidity nor the unenforceability of any provision of this Agreement shall affect the other provisions hereof, and this Agreement shall remain in full force and effect and be construed in all respects as if such invalid or unenforceable provision were omitted.

         IN WITNESS WHEREOF, the parties hereto have entered into this agreement as of the date first above written.

                                   EXECUTIVE:


                                   -----------------------------------
                                   David R. Greenbaum

[CORPORATE SEAL]                   VORNADO REALTY TRUST

                                   By:
                                             -------------------------
                                   Name:     Joseph Macnow
                                   Title:    Vice President

Agreed as to the last
sentence of Section 8:

The Mendik Company, L.P., a Delaware limited partnership, which intends to change its name to Vornado Realty L.P.

By:  Vornado Realty Trust, a general partner

By:
     ------------------------------
     Name:  Joseph Macnow
     Title: Vice President

                                    EXHIBIT C

                      SHARE OPTION GRANTS MADE TO EXECUTIVE

1. A nonqualified stock option granted to Executive, as of March 12, 1997, to purchase an aggregate of 285,000 common shares, par value $.04 per share, of the beneficial interest in the Company, pursuant to a certain Share Option Agreement, dated as of March 12, 1997, by and between the Company and the Executive, and the provisions of the Company's 1993 Omnibus Share Plan.